Exhibit 99.1

KYNDRYL REPORTS FIRST QUARTER FISCAL 2025 RESULTS

●	Revenues for the quarter ended June 30, 2024 total $3.74 billion, pretax income is $64 million, and net income is $11 million
●	Adjusted EBITDA is $556 million, adjusted pretax income is $92 million, and adjusted net income is $31 million
●	Kyndryl Consult continues to gain momentum with double-digit revenue growth in the quarter and over the last twelve months
●	Raises adjusted earnings outlook for fiscal year 2025 and reaffirms constant-currency revenue outlook with revenue growth in the fourth quarter

NEW YORK, July 31, 2024 – Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended June 30, 2024, the first quarter of its 2025 fiscal year.

“Kyndryl continued its momentum and delivered another strong set of results in the first quarter, led by significant increases in Kyndryl Consult and hyperscaler-related revenues. Our expertise in running and transforming mission-critical technology differentiates us in the markets we serve. This uniquely positions Kyndryl at the center of secular trends shaping the evolution of IT,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“Going forward, we’ll continue to execute our strategy and drive meaningful financial progress, and we remain on track to deliver top-line growth in the fourth quarter of this fiscal year.”

Results for the Fiscal First Quarter Ended June 30, 2024

For the first quarter, Kyndryl reported revenues of $3.74 billion, a year-over-year decline of 11% and 8% in constant currency. The year-over-year revenue decline reflects the Company’s progress in reducing inherited no-margin and low-margin third-party content in customer contracts, particularly in its United States and Strategic Markets segments. The Company reported pretax income of $64 million and net income of $11 million, or $0.05 per diluted share, in the quarter, compared to a net loss of $141 million, or ($0.62) per diluted share, in the prior-year period. Cash flow used in operations was $48 million in this seasonally weak quarter for cash flow.

Adjusted pretax income was $92 million, a 96% increase compared to adjusted pretax income of $47 million in the prior-year period, reflecting growing contributions from Kyndryl’s three-A initiatives – Alliances, Advanced Delivery and Accounts. First quarter results also included the contractually required increase in IBM software costs, workforce rebalancing charges and unfavorable currency movements year-over-year, fully offset by a vendor credit (related to the Accounts initiative) and a reduction in depreciation expense due to the previously announced extension of the useful lives of the Company’s hardware assets; these items in aggregate offset each other.

In the quarter, adjusted EBITDA was $556 million, and adjusted free cash flow was ($116) million. Both figures reflect workforce rebalancing actions implemented in the quarter.

“In the quarter, we continued to expand our adjusted pretax income margins year-over-year, driven by strong execution on our three-A initiatives and another quarter of double-digit growth in Kyndryl Consult. And importantly, we’ve delivered growth in total signings over the last twelve months with new contracts having solid projected margins. This is positioning us for future revenue, margin and profit growth,” said Kyndryl Chief Financial Officer David Wyshner.

Recent Developments

●	Alliances initiative – In the first quarter, Kyndryl recognized $210 million in revenue tied to cloud hyperscaler alliances, progressing well toward the Company’s hyperscaler revenue target of nearly $1 billion in fiscal year 2025.
●	Advanced Delivery initiative – The AI-enabled Kyndryl Bridge operating platform is further enhancing the world-class technology services the Company provides and creating additional revenue opportunities. It has also helped Kyndryl free up more than 10,500 delivery professionals. This has generated annualized savings of approximately $650 million as of quarter-end, tracking toward the Company’s $750 million fiscal 2025 year-end goal.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $725 million of annualized benefits, on track to achieve the Company’s $850 million fiscal 2025 year-end objective.
●	Strong projected margin on recent signings – In the quarter, projected pretax income margins associated with total signings were in the high-single-digit range, which aligns with levels achieved throughout fiscal 2023 and fiscal 2024 and reflects the Company’s focus on margin expansion.
●	Double-digit growth in Kyndryl Consult – In the first quarter, Kyndryl Consult revenues grew 10% year-over-year and 14% in constant currency. Kyndryl Consult signings grew 49% year-over-year in constant currency in the first quarter, and have grown 31% year-over-year in constant currency over the last twelve months.
●	Other – In April, an appeals court overturned a judgment against IBM in litigation brought by BMC Software for which IBM might have sought indemnification from Kyndryl. All costs and benefits, including any reserve reversals, related to this litigation are included in the Company’s reported results and excluded from its adjusted results.

Raising Fiscal Year 2025 Outlook

Kyndryl is raising its adjusted earnings outlook for its fiscal year 2025, which runs from April 2024 to March 2025:

●	Adjusted EBITDA margin of at least 16.3% compared to its prior outlook of at least 16.2%. This represents a year-over-year increase of at least 160 basis points.

●	Adjusted pretax income of at least $460 million compared to its prior outlook of at least $435 million. This represents a year-over-year increase of at least $295 million.

Kyndryl is reaffirming its outlook for constant-currency revenue growth of (2%) to (4%), which reflects actions by Kyndryl to reduce certain inherited zero-margin and low-margin revenue streams. Based on recent exchange rates, the Company’s outlook again implies fiscal 2025 revenue of $15.2 to $15.5 billion. The Company continues to expect to deliver year-over-year constant-currency revenue growth in the fourth quarter of the fiscal year, and the Company continues to expect to generate adjusted free cash flow of approximately $300 million in fiscal year 2025.

Forecasted amounts are based on currency exchange rates as of July 2024.

Earnings Webcast

Kyndryl’s earnings call for the first fiscal quarter is scheduled to begin at 8:30 a.m. ET on August 1, 2024. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on August 1, 2024. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release (which does not assume any acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees;

impact of economic, political, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; risks related to the Company’s spin-off from IBM; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended June 30,
	2024	2023
Revenues	$3,739	$4,193

Cost of services	$2,934	$3,449
Selling, general and administrative expenses	657	720
Workforce rebalancing charges	36	58
Transaction-related costs	20	42
Interest expense	28	29
Other expense	—	5
Total costs and expenses	$3,675	$4,302

Income (loss) before income taxes	$64	$(109)
Provision for income taxes	53	32
Net income (loss)	$11	$(141)

Earnings per share data
Basic earnings (loss) per share	$0.05	$(0.62)
Diluted earnings (loss) per share	0.05	(0.62)

Weighted-average basic shares outstanding	230.5	227.9
Weighted-average diluted shares outstanding	235.8	227.9

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended June 30,		Year-over-Year Growth
			As	Constant
Segment Results	2024	2023	Reported	Currency
Revenue
United States	$986	$1,164	(15%)	(15%)
Japan	569	610	(7%)	6%
Principal Markets[1]	1,315	1,391	(5%)	(5%)
Strategic Markets[1]	869	1,027	(15%)	(14%)
Total revenue	$3,739	$4,193	(11%)	(8%)
Adjusted EBITDA[2]
United States	$133	$236
Japan	83	100
Principal Markets	241	151
Strategic Markets	120	149
Corporate and other[3]	(21)	(24)
Total adjusted EBITDA	$556	$612

	June 30,	March 31,
Balance Sheet Data	2024	2024
Cash and equivalents	$1,269	$1,553
Debt (short-term and long-term)	3,239	3,238

[1]

Principal Markets is comprised of Kyndryl’s operations in Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations. Kyndryl’s operations in Australia/New Zealand transitioned from Principal Markets to Strategic Markets in the quarter ended June 30, 2024; historical segment information has been updated to reflect this change.

[2]	2024 amounts include workforce rebalancing charges of $15 million in United States, $1 million in Japan, $5 million in Principal Markets, and $15 million in Strategic Markets.

3 Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Three Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$11	$(141)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	127	210
Depreciation of right-of-use assets	70	91
Amortization of transition costs and prepaid software	310	325
Amortization of capitalized contract costs	107	138
Amortization of acquisition-related intangible assets	7	8
Stock-based compensation	24	22
Deferred taxes	17	26
Net (gain) loss on asset sales and other	27	29
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(363)	(418)
Right-of-use assets and liabilities (excluding depreciation)	(65)	(103)
Workforce rebalancing liabilities	7	(23)
Receivables	163	53
Accounts payable	(122)	(143)
Taxes	(9)	(25)
Other assets and other liabilities	(358)	(222)
Net cash provided by (used in) operating activities	$(48)	$(173)

Cash flows from investing activities:
Capital expenditures	$(122)	$(100)
Proceeds from disposition of property and equipment	24	6
Acquisitions and divestitures, net of cash acquired	(46)	—
Other investing activities, net	(22)	(19)
Net cash used in investing activities	$(166)	$(113)

Cash flows from financing activities:
Debt repayments	$(38)	$(30)
Common stock repurchases for tax withholdings	(7)	(7)
Other financing activities, net	(6)	(1)
Net cash provided by (used in) financing activities	$(51)	$(38)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(17)	$(15)
Net change in cash, cash equivalents and restricted cash	$(281)	$(339)

Cash, cash equivalents and restricted cash at beginning of period	$1,554	$1,860
Cash, cash equivalents and restricted cash at end of period	$1,273	$1,521

Supplemental data
Income taxes paid, net of refunds received	$54	$65
Interest paid on debt	$40	$46

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income (loss) is defined as pretax income (loss) excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted pretax income includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. The Company’s fiscal year 2025 outlook for adjusted EBITDA includes approximately $100 million of anticipated workforce rebalancing charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss) to
adjusted pretax income (loss), adjusted EBITDA,
adjusted net income (loss) and adjusted EPS	Three Months Ended June 30,
(in millions, except per share amounts)	2024	2023
Net income (loss) (GAAP)	$11	$(141)
Provision for income taxes	53	32
Pretax income (loss) (GAAP)[1]	$64	$(109)
Workforce rebalancing charges incurred prior to March 31, 2024	—	58
Charges related to ceasing to use leased/fixed assets and lease terminations	9	10
Transaction-related costs	20	42
Stock-based compensation expense	24	22
Amortization of acquisition-related intangible assets	7	8
Other adjustments[2]	(32)	16
Adjusted pretax income (non-GAAP)	$92	$47
Interest expense	28	29
Depreciation of property, equipment and capitalized software	127	210
Amortization of transition costs and prepaid software	310	325
Adjusted EBITDA (non-GAAP)	$556	$612
Net income (loss) margin	0.3%	(3.4%)
Adjusted EBITDA margin	14.9%	14.6%

Adjusted pretax income (non-GAAP)	$92	$47
Provision for income taxes (GAAP)	(53)	(32)
Tax effect of non-GAAP adjustments	(8)	(15)
Adjusted net income (non-GAAP)	$31	$0
Diluted weighted average shares outstanding	235.8	227.9

Diluted earnings (loss) per share (GAAP)	$0.05	$(0.62)
Adjusted earnings per share (non-GAAP)	$0.13	$0.00

1 Includes lower depreciation expenses resulting from the change of useful life of information technology equipment effective April 1, 2024 (a net year-over-year benefit of $60 million)

2 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

Reconciliation of cash flow from operations	Three Months Ended June 30,
to adjusted free cash flow (in millions)	2024	2023
Cash flows from operating activities (GAAP)	$(48)	$(173)
Plus: Transaction-related payments (benefits)	5	42
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	21	79
Plus: Significant litigation payments	4	33
Plus: Payments related to lease terminations	—	7
Less: Net capital expenditures	(98)	(94)
Adjusted free cash flow (non-GAAP)	$(116)	$(106)

	Three Months Ended June 30,
Signings (in billions)	2024	2023
Signings[1]	$3.1	$2.8

[1]	Signings for the quarter ended June 30, 2024 increased by 11%, and 14% in constant currency, compared to the quarter ended June 30, 2023.